As filed with the Securities and Exchange Commission on June 27, 2013

File No. 33-58912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Indiana Community Bancorp

(Exact name of registrant as specified in its charter)

Indiana	35-1807839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Washington Street Columbus, Indiana	47201
(Address of Principal Executive Offices)	(Zip Code)

Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust

(Formerly known as the Home Federal Bancorp Employees’ Salary Savings Plan)

(Full title of the plan)

Old National Bancorp

c/o Jeffrey L. Knight, Esq.

Executive Vice President, Corporate Secretary

and Chief Legal Counsel

P.O. Box 718

Evansville, Indiana 47705

(Name and address of agent for service)

(812) 464-1294

(Telephone number, including area code, of agent of service)

With a copy to:

Timothy M. Harden, Esq.

Michael J. Messaglia, Esq.

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, Indiana 46204

(317) 636-4341

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 33-58912, which originally registered 50,000 shares of common stock, without par value, of Indiana Community Bancorp (formerly known as Home Federal Bancorp) (the “Registrant”) for issuance pursuant to the Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust (formerly known as the Home Federal Bancorp Employees’ Salary Savings Plan) (the “Plan”). In addition, the Registration Statement covered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

On January 24, 2012, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Old National Bancorp, an Indiana corporation (“Old National”). Pursuant to the Merger Agreement, as amended, among other transactions, on September 15, 2012 the Registrant merged with and into Old National (the “Merger”), with Old National continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all shares of Registrant common stock and related Plan interests previously registered under the Registration Statement that remain unsold.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 33-58912) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 27, 2013.

OLD NATIONAL BANCORP, AS SUCCESSOR TO INDIANA COMMUNITY BANCORP

By:	/s/ Robert G. Jones
Robert G. Jones President and Chief Executive Officer of Old National Bancorp (successor to Indiana Community Bancorp)

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 33-58912) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 27, 2013.

INDIANA BANK AND TRUST COMPANY EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

By:	/s/ Bart A. Emig
Bart A. Emig Vice President, Old National Bancorp

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.